Exhibit 8(a)


(202) 274-2000

January 31, 2003

Board of Directors
Pocahontas Bancorp, Inc.
203 West Broadway
Pocahontas, Arkansas 72455

     Re: Certain Federal Income Tax Consequences Relating to the Merger of Marked Tree Bancshares, Inc. with and into Pocahontas Bancorp, Inc. Followed by the Merger of Marked Tree Bank with and into First Community Bank
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Gentlemen:

     We have acted as special counsel to Pocahontas Bancorp, Inc., ("Pocahontas Bancorp") a unitary savings and loan holding company, with principal offices in Pocahontas, Arkansas, in connection with the proposed merger of Marked Tree Bancshares, Inc. ("Marked Tree Bancshares"), a bank holding company with principal offices in Marked Tree, Arkansas with and into Pocahontas Bancorp, with Pocahontas Bancorp as the resulting entity (the "Company Merger"). After the Company Merger, Marked Tree Bank, a wholly owned subsidiary of Marked Tree Bancshares will merge with and into First Community Bank ("First Community"), a wholly owned subsidiary of Pocahontas Bancorp, Inc., with First Community Bank as the resulting entity (the "Bank Merger"). Both the Company Merger and the Bank Merger (collectively, the "Merger") are pursuant to the Agreement and Plan of Merger dated as of November 27 2002, by and between Pocahontas Bancorp and Marked Tree Bancshares ("Merger Agreement") which is described and set forth in the Prospectus/Proxy Statement included in the Registration Statement on Form S-4 as filed with the Securities Exchange Commission ("SEC") (the "Proxy"). This opinion is being rendered pursuant to your request. Terms used but not defined herein, whether capitalized or not, shall have the meaning given to them in the Merger Agreement.

     For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement on Form S-4 filed by Pocahontas Bancorp in connection with the above-noted transactions (the "Registration Statement"), and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original

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Board of Directors
Pocahontas Bancorp, Inc.
January 31, 2003
Page 2

documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consent of Pocahontas Bancorp and the consent of Marked Tree Bancshares, upon certain written representations of Pocahontas Bancorp and Marked Tree Bancshares (which representations we have neither investigated nor verified).

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Agreement will be consummated strictly in accordance with the Agreement and as described in the Proxy, that the Company Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Arkansas, and that the Bank Merger will qualify as a statutory merger under applicable federal law and the law of the State of Arkansas.

     Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be the material federal income tax consequences of the Company Merger and the Bank Merger.

     1. The Company Merger and the Bank Merger will each qualify as a reorganization under Section 368(a) of the Code.

     2. No gain or loss will be recognized by Pocahontas Bancorp, First Community Bank, Pocahontas Bancorp stockholders, Marked Tree Bancshares or Marked Tree Bank as a result of the Company Merger or the Bank Merger.

     3. The aggregate tax basis of the Pocahontas Bancorp Common Stock received by each stockholder of Marked Tree Bancshares who exchanges Marked Tree Bancshares Common Stock for Pocahontas Bancorp Common Stock in the Company Merger will be the same as the aggregate tax basis of the Marked Tree Bancshares Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in Pocahontas Bancorp Common Stock).

     4. The holding period of the shares of Pocahontas Bancorp Common Stock received by a Marked Tree Bancshares stockholder in the Company Merger will include the holding period of the Marked Tree Bancshares Common Stock surrendered in exchange therefor, provided that such shares of Marked Tree Bancshares Common Stock were held as a capital asset by such stockholder at the Effective Time.

     5. Cash received in the Company Merger by a Marked Tree Bancshares stockholder in lieu of a fractional share interest of Pocahontas Bancorp Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share

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Board of Directors
Pocahontas Bancorp, Inc.
January 31, 2003
Page 3

interest of Pocahontas Bancorp Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Marked Tree Bancshares Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time).

     This opinion may not be applicable to Pocahontas Bancorp stockholders who received their Pocahontas Bancorp Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

     We hereby consent to our firm being referenced under the caption "Legal Matters" in the Prospectus/Proxy Statement included in the Registration Statement on Form S-4 filed by Pocahontas Bancorp.

                                            Very truly yours,

                                            LUSE GORMAN POMERENK & SCHICK,
                                             A Professional Corporation